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                                                                Exhibit 99.1


FOR IMMEDIATE RELEASE                   Contacts:
                                        Financial Relations:
                                        Robert V. Deutsch
                                        Chief Financial Officer
                                        (860) 408-2500

                                        Media Relations:
                                        Robert E. Chudzik
                                        Communications/Marketing Assistant
                                        (860) 408-2437

                EXECUTIVE RISK TO RESTRUCTURE RELATIONSHIP WITH
                     THE AETNA CASUALTY AND SURETY COMPANY


Simsbury, CT, February 13, 1997 -- Executive Risk Inc. (ERI) (NYSE: ER) announced today that it has restructured its relationship with The Aetna Casualty and Surety Company (Aetna). As part of that restructured relationship, Executive Risk will continue to be authorized to underwrite and issue directors and officers liability insurance (D&O) on Aetna policies, but on a non-exclusive basis. Effective January 1, 1997, Executive Risk will reinsure, on a 100% quota share basis, all such Aetna D&O business and will pay Aetna a ceding commission that approximates actual costs. Previously, Executive Risk had a 50% quota share participation of this business. In addition, effective January 1, 1997, Aetna will no longer be a 12.5% quota share reinsurer of Executive Risk on Executive Risk's direct D&O business, which totaled approximately $225 million in 1996.

Under the new agreements, Aetna no longer has rights with respect to representation on the Boards of Directors of Executive Risk and its subsidiaries. Accordingly, Joseph P. Kiernan, President and Chief Executive Officer, Bond, of Aetna, resigned as a director of Executive Risk and its

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ERI Release, p. 2


subsidiaries effective February 13, 1997.

Consistent with the prior agreements, the restructured relationship will continue through December 31, 1999. Executive Risk and Aetna have also agreed to meet in the future to discuss the possibility of another agency relationship with respect to D&O insurance beyond December 31, 1999.

According to Stephen Sills, Executive Risk's President and Chief Underwriting Officer, "This change in our relationship with Aetna is a very positive step for Executive Risk and its shareholders. The restructuring enables us to issue Aetna D&O policies, which in 1996 constituted approximately 4% of our gross premiums written, while contributing additional net premiums."

Executive Risk Inc. (ERI) is a specialty insurance holding company that wholly owns Executive Risk Management Associates, Executive Risk Indemnity Inc. (ERII) and Executive Risk Specialty Insurance Company (ERSIC). Through these subsidiaries, ERI develops, markets, underwrites and issues directors and officers (D&O) liability insurance, lawyers professional liability insurance, miscellaneous professional liability insurance, and other programs. ERII and ERSIC have ratings of "A (Excellent)" from A.M. Best Company, Inc. and "A+" from Standard & Poor's. In addition, ERI underwrites D&O insurance in Europe in a joint venture with UAP Incendie-Accidents (UAP), the second largest insurance organization in Europe. The common stock of ERI is traded under the ticker symbol "ER" on the New York Stock Exchange.


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